Exhibit 99.2

DITED TRANSCRIPT HLIT - Q4 2014 Harmonic Inc Earnings Call

EVENT DATE/TIME: JANUARY 29, 2015 / 10:00PM GMT

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CORPORATE PARTICIPANTS
Patrick Harshman Harmonic Inc. -President and CEO
Carolyn Aver Harmonic Inc. - CFO
Peter Alexander Harmonic Inc. - SVP and CMO
Blair King Harmonic Inc. - Director, IR

CONFERENCE CALL PARTICIPANTS
Operator
Tim Quillin Stephens Research - Analyst
Brian Coyne National Alliance Securities, LLC - Analyst
Victor Chiu Raymond James - Analyst

PRESENTATION
Operator
Hello and welcome to the Fourth Quarter and Full-year 2014 Harmonic Earnings Conference Call. My name is Eric, I'll be your operator for today's call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note this conference is being recorded. I'll now turn the call over to Blair King. Mr. King, you may begin.

Blair King - Harmonic Inc. - Director, IR
Thank you, Eric. Hello, everybody. With me at our headquarters in San Jose in California is Patrick Harshman, our CEO; Carolyn Aver, our CFO; and Peter Alexander, our CMO. I'd like to point out that in addition to the audio portion of this call, we have also provided slides, which you can see by going to the Investor Relations page on harmonicinc.com and clicking on the Fourth Quarter and Full-Year 2014 Preliminary Results Call button.

Now, turning to Slide 2, let me remind you that during this call, we will provide projections and other forward-looking statements regarding future events or the future financial performance of the Company. We must caution you that such statements are only current expectations and actual events or results may [typically] differ materially. We refer you to documents that Harmonic files with the SEC, including our most recent 10-Q and
10-K report, and the Forward-Looking Statements section of today's preliminary results press release. These documents identify important risk factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

Please note that unless otherwise indicated, the financial metrics we provide you on this call are determined on a non-GAAP basis. These items, together with corresponding GAAP numbers and a reconciliation to GAAP, are contained in today's press release, which we've posted on our website and filed with the SEC on Form 8-K.

We will also discuss historical, financial and other statistical information regarding our business and operations and some of this information is included in the press release. The remainder of the information will be available in the recorded version of this call on our website.

With that, let me turn it over to you, Patrick.

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Patrick Harshman - Harmonic Inc. - President and CEO
Well, thanks, Blair; and thank you, everyone, for joining us today. Turning now to our slide 3, we reported our results for the fourth quarter of 2014, results that reflect good progress on our strategic and financial agenda but also continuation of the market turbulence we've discussed on recent calls.

Revenue in the quarter was $108 million, essentially flat from the third quarter. Video business improved modestly, up about $5 million sequentially, while as expected our cable business declined approximately $6 million following three very strong quarters while our services revenue grew approximately $1 million from the third quarter. Business from our Broadcast and Media customers represented 32% of revenue while service providers accounted for 68% of revenue, underpinned by a rebound in service provider demand for video products.

From a regional perspective, the Americas drove our business in the quarter, contributing 56% of revenue, while EMEA and the Asia Pacific region accounted for 25% and 19% respectively.

The financial highlight of the quarter was strong bookings of $121 million, up an encouraging 24% sequentially and 7% year-on-year, driven again by the Americas but also by a modest rebound in EMEA. Correspondingly, we had a solid book-to-bill ratio of 1.1 and we exited the quarter with materially increased product and services backlog.

Gross margin in the quarter was 54.1%, reflecting both our product strategy and our continuing strong competitive position in the market. Earnings were $0.06 a share and cash from operations was approximately $20 million.

So let's turn to slide 4 for a broader view of 2014. Looking back on the year, 2014 was characterized by both significant accomplishments and disappointments. And our revenue of $434 million, 6% below last year's revenue, it's certainly a disappointment for us. That being said, the performance of our Cable Edge business was a highlight, with revenue of $95 million, up 38% year-over-year and with material strategic progress on our CCAP agenda.

On the other hand, our Video business declined to nearly $60 million or 19% to $248 million. Roughly half this decline was tied to market geographies experiencing extraordinary economic or geopolitical unrest. More specifically, Russia, Africa and pockets of the Middle East, all of which contributed materially to 2013, were down approximately 30% year-on-year, compounding overall softness throughout Europe. These challenging market conditions were further compounded by a global video technology spending pause ahead of the key technology transitions we've targeted for growth. Consequently, from a geographic perspective, the Americas were up 3% while EMEA and Asia Pacific declined 22% and 6% respectively relative to 2013.

Beyond topline performance, an important part of the 2014 story is our strategic focus on higher gross margin products and thereby building more operating leverage into our business. Encouragingly, despite a steep mix shift toward our historically lower-margin Cable Edge products, our overall gross margins improved to 52.8%. In addition, following two years of R&D investment growth, requested the Hill on several key investment initiatives and we were able to pull modestly on spending.

The bottom line result for the year was non-GAAP earnings of $0.16 per share and $47 million of cash generated from operations. And with a positive book-to-bill for the year, we entered 2015 with backlog and deferred revenue of $129 million or 13% higher than a year ago. Further strengthening our foundation for earnings growth and value creations, we maintained an aggressive buyback program, repurchasing 14% of shares outstanding over the course of the year and 32% of shares outstanding since commencing the program in 2012, all while maintaining a strong balance sheet as we entered 2015 with a cash balance of approximately $105 million and no debt.

So while 2014 was a disappointment from a topline perspective, we head into 2015 with further improved gross margin trends, reduced operating expenses, a significantly lower share count, positive bookings momentum, and with transformative new products, all of which combined to establish a strong foundation for sustainable, profitable growth.

So with that, let's now turn to slide 5, where I'll provide an update on our video business in the quarter. As I touched on just a moment ago, the video business has been our problem child over the past few quarters. Now, although overall market dynamics remained largely unchanged, we

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saw modestly improved results in the quarter while at the same time accelerating progress in our strategic new VOS Video Platform. Specifically, we secured very important new VOS wins with Tier 1 Pay-TV operators in North America while also growing our pipeline of new VOS opportunities. These wins, along with several other high-profile trials and shoot-out successes, are major milestones on the path toward validating the viability of virtualized video infrastructure for Tier 1 operators looking for both improved business agility and a more efficient operating model.

A second key highlight of the quarter was continued new over-the-top wins with both media companies and service providers. This over-the-top progress included an important sale of new 4K file transcoding software to one of the world's leading over-the-top streaming services. Also, in the quarter, we announced a new product for the Polaris Media Orchestration Suite. Our new Polaris Play brings integrated playout management capability to our Spectrum ChannelPort platform, advancing our competitive position here. And more generally, since our announcement of the Polaris Media Orchestration Suite in the third quarter, we've seen new momentum in our Production and Playout business and a growing deal pipeline with new and existing broadcast and media customers.

Now, while North America was the main driver of our Video business in the fourth quarter, we were encouraged by a modest rebound in activity in EMEA and growing interest there in our newest products.

That being said, the fourth quarter also provided continuing evidence that many customers, both large and small, are looking forward to 4K, Ultra HD and network function virtualization; and therefore, continuing to hold off on major new video infrastructure investments and upgrades until these new technology waves are more mature.

So, with that, let's turn to slide 6 and look ahead at the key themes that will drive our Video business in 2015 and what we're focused on executing to drive growth. With CES kicking off the year, we're already starting to see improved demand trends on the horizon for 4K, Ultra HD. And we increasingly view Harmonic is well positioned to capitalize on the industry's expected multi-year investment cycle in 4K production, playout and delivery of both traditional linear and over-the-top services.

Now, while many elements of the 4K Ultra HD ecosystem are coming together from content creation to set-top box silicon to 4K TV sales, it's important to note that the industry's transition to Ultra HD remains still in the early stages. We believe Ultra HD revenue opportunities will mostly be limited to smaller strategic projects over the first half of the year as the ecosystem for wider-scale deployments matures, then leaving in turn to acceleration of larger deployments and revenue.

Analogously, we're also seeing growing interest in network function virtualization for core video infrastructure, as our customers are increasingly turning their attention toward IT paradigms in general and Harmonic's VOS platform in particular, to leverage both our newest innovations in video quality and compression and the horizontal function collapse efficiencies [a lot] by our platform. Our recent wins will help advance industry understanding of and confidence in this new virtualized software approach.

So, while the good news is that we're seeing some of the fog lift on the technology transitions that impacted our Video business last year, we're not entirely out of the woods and we remain mindful of the potential for further customer and macroeconomic turbulence. And on that point, a number of our customers remain in the midst of consolidation activities. And while we saw no real material impact in 2014, we're cautious about potential project delays, particularly in the first half of 2015. Having said this, in many instance, we are the incumbent supplier to both sides of the equation and see ourselves punching through the other side in a significantly stronger position as the combined entities amplify investment to drive their competitiveness in the industry.

And finally, regarding key video market dynamics. From a macroeconomic perspective, the EMEA region may continue to present challenges, especially with the strengthening dollar. More generally, given that approximately half of our business is done overseas, we're mindful of the potential global headwinds associated with a much stronger dollar. That being said, we continue to be actively engaged with our customers, technically and commercially and believe we're well positioned to capitalize on pent-up demand as circumstances stabilize.

So with that background in the market, let me pivot now to the milestones from which to measure our video business progress this year. With respect to our VOS platform, I can tell you we intend to hit the market even harder, further reducing and ultimately eliminating elongated sales cycles and continuing to secure key customer wins.

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And our system is already deployed with subsets of the full suite of VOS functional modules, we intend to leverage the flexibility of VOS with licensed sales of [additive] functionality, further exploiting our unique horizontal technology mix to transform our customers' operations and in the process take even more market share.

Turning to 4K Ultra HD, despite modest near-term revenue opportunities for live Ultra HD services, our target is to establish clear market leadership in this technology transition, particularly in the context of the market shift to next-generation software-based architectures.

And finally, we are very focused on making hey of our investment in Vislink and the associated Polaris family of products with scalable media orchestration system sets, further capitalizing on the power of our innovative ChannelPort technology.

So summarizing the 2015 video business outlook, our total transformative product development activities have progressed really quite well. External visibility is slowly improving with respect to key technology transitions that we've targeted for growth. Yet, we remain mindful of pockets of challenging macroeconomic conditions, with a strong US dollar and an unprecedented level of consolidation within our customer base. And we also entered 2015 coming off an encouraging fourth quarter with strong bookings and backlog and with several new Tier 1 customer wins in our new strategic product areas. So putting it all together, we're targeting and are well positioned to deliver a return to revenue growth, continued gross margin expansion, and expansion of our video business value.

So let's now turn to slide 7 for an update on the quarter in our Cable Edge business. Over the past two years, we've been investing in and executing on a strategy to become a key player in the emerging centralized and distributed CCAP market. Now, when we still have aways to go, we're excited about our financial and technical prowess and more confident than ever that our Cable Edge business is positioned for truly transformative growth.

Regarding centralized CCAP and deployments of our NSG Pro platform continue to grow. In the fourth quarter, our NSG Pro bookings surpassed
$45 million since the product launch late 2013 and this underpinned the 38% year-over-year growth of our overall Cable Edge business. Now, while most of these deployments have been in the US, a clear highlight of the fourth quarter was new NSG Pro wins with a couple of Tier 1 European cable operators.

On the Technology Innovation front, an additional highlight was what we believe to be the industry's first deployments of truly converged downstream DOCSIS data and MPEG video traffic through a common NSG Pro platform. This is the convergence envisioned by the authors of the CCAP architecture. And finally, and very significantly, we began field trials and then received our first orders for our New NSG XO distributed DOCSIS CMTS. That is our first orders for full two-way DOCSIS 3.0 CMTS technology, a very critical milestone in our strategic CCAP agenda. In a particular significance, one of these orders was with a Tier 1 service provider.

And so with that lookback at Q4, let's turn to slide 8 and talk about the 2015 outlook for our Cable Edge business. Following the strong year in our Cable Edge business and product line, we anticipate most of the same market dynamics will continue to drive sustainable demand and opportunity. On one hand, as cable operators continue to deploy much more powerful and user-friendly content navigation guides, consumption of traditional video-on-demand services is accelerating and by extension driving demand for video edgeQAMs.

On the other hand, with Internet-based over-the-top video services on the rise and with some of this content becoming rendered in 4k, the bit rates of these streams are increasing, further driving demand for scalable modular CMTS downstream ports. And with heightened competition in general among service providers to deliver multi-gigabit data rates, cable operators are looking ahead and pushing the envelope on enabling broadband access technologies, including next-generation CCAP. For this reason, we now expect a more aggressive move to DOCSIS 3.1, which enables greater bandwidth efficiency, later in 2015 and certainly in 2016.

Additionally, there is growing momentum for distributed CCAP-based solutions. This is most evident in areas where cable operators are extending fiber access networks to coax wired multi-dwelling buildings and small businesses, and in support of denser WiFi architectures, DOCSIS applications for which our new NSG Exo is particularly well suited.

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And finally, regarding Cable Edge business dynamics, our cable customers' consolidation activities are ongoing, presenting some investment uncertainty in the coming months, but we believe significant mid-to-long-term growth opportunity. Within this environment and armed with our powerful new Cable Edge platforms, we continue to see the market as opportunity-rich.

So let's now turn to the milestones by which we'll measure our Cable Edge strategic progress throughout the year. First, we remain focused on and well positioned to extend our NSG Pro Centralized CCAP platform footprint, domestically and internationally. We'll continue to report on our progress in this regard.

Second, we're going to work to scale our new NSG Exo Distributed DOCSIS 3.0 CCAP product line. Expanding our addressed market and gaining valuable two-way DOCSIS 3.0 CMTS deployment experience as we go.

And third, in light of shifting mid-term demand to DOCSIS 3.1, we're shifting our NSG Pro Centralized CMTS development priority to DOCSIS 3.1 with the intention of being in customer labs later this year. With the tremendous growth of our NSG Pro Platform footprint, we see an enlarged opportunity to capitalize on the industry's transition to DOCSIS 3.1. And here again, we'll keep you apprised of our product development and customer evaluation progress.

So, look, while I again acknowledge there's plenty of work ahead of us, I can tell you that meaningful technical and commercial progress is being made daily. We enter 2015 solidly positioned to advance our share in the CCAP market and resolve to deliver exceptional value to our customers and our shareholders in this regard. And specifically, in 2015, we anticipate continued revenue growth with the overall market demand trends as well as continuing margin improvements associated with our increasingly differentiated CCAP product portfolio.

Okay. Let's turn to slide 9 where I'll conclude my comments by highlighting the fundamental value of our business. As I mentioned to you all a quarter ago, there's no doubt in my mind that Harmonic is better positioned strategically than at any other time in this Company's history. We stand tall with share leads in nearly every market we serve. Following several years of investment in close collaboration with both our media and service provider customers, we are uniquely positioned to capitalize on key industry trends around virtualized video, 4K, over the top and CCAP.

Supporting our readiness to capitalize on these strategic investments and drive sustainable growth are our industry-leading innovation capacity, intellectual property, our service expertise, total cost of ownership value proposition, and our global brand and reputation. We enter 2015 with positive momentum across our Video and Cable Edge businesses, several strategic wins in the fourth quarter, expanding gross margins, carefully controlled operating expenses and a significantly reduced share count, all of which establish a strong foundation for delivering strong earnings growth in enterprise value creation across the year ahead.

And with that, Carolyn, let me now turn the call over to you to talk more about the results and our financial outlook.

Carolyn Aver - Harmonic Inc. - CFO
Thank you, Patrick. Let's move to slide 10. Our net revenue for the fourth quarter was $107.9 million, above the high end of our guidance range. Net revenue was down from $120.2 million for the fourth quarter of 2013, and roughly flat with $108.1 million for the third quarter of this year. Our video business revenue was up $5.3 million sequentially, led by improved demand for our video processing products. This was offset by an expected decrease in our Cable Edge business of roughly $6 million, as cable operators digested previously purchased network capacity. Services were up modestly to $24.1 million.

Our bookings for the fourth quarter were $121.1 million, up 7% from a year ago and up 24% sequentially. As Patrick mentioned, this represents a solid bounceback from the low Q3 bookings. Our book-to-bill ratio was 1.1 to 1 for the fourth quarter and 1.06 to 1 for the full year. Backlog and deferred revenue was $128.7 million at the end of the fourth quarter, up 10% sequentially and up 13% on a year-over-year basis. We're really in good momentum as we entered the New Year.

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Gross margin was 54.1% in the quarter, also above the high end of our guidance, and an increase of 50 basis points from the third quarter of this year and down just slightly from 54.3% in the fourth quarter of last year. The sequential increase in gross margin is principally due to a greater portion of our revenues coming from our video products business.

Notably, for the full year, gross margin was 52.8%, up 20 basis points from 2013, despite a strong mix shift towards our lower-margin Cable Edge products during the year. This improvement principally reflects our continued strategic focus on innovative products and solutions that deliver differentiated value to our customers and the significant operational efficiencies we've built into our supply chain and manufacturing processes. We will continue to press hard on these initiatives and you'll see this trend continue.

Non-GAAP operating expenses in the fourth quarter of $51.6 million was slightly higher than anticipated, up from $51.2 million in the third quarter of 2014 and down from the $54.5 million in the fourth quarter of 2013. In the quarter, expenses ran slightly above plan as we made strategic go-to-market investments which we do not expect to repeat in future quarters. We continue to prudently manage our investments to build leverage in our business and remain on track to further reduce expenses by $10 million to $15 million in 2015 when compared to our operating expenses incurred in 2014. This reduction [was found] operational functions with a roughly even split between R&D and SG&A.

Our headcount was 1,028, down from 1,040 in the third quarter and down from 1,032 a year ago.

On a non-GAAP basis, net income for the quarter was $5.3 million or $0.06 per diluted share compared to net income of $5.1 million or $0.06 per diluted share in the prior quarter and net income of $8.3 million or $0.08 per diluted share in the fourth quarter of 2013.

Moving now to slide 11, let's take a deeper look into the revenue trends in the fourth quarter. Service provider revenue was up 8% sequentially, led by 9% growth in video products offsetting the sequential decline in our Cable Edge products. In the fourth quarter, international macroeconomic jitters persisted; however, the turbulence in our business caused by next-generation video networking eased modestly and customer consolidation impacts to spending were less than predicted.

Despite the sequential dip in the Cable Edge revenue in the quarter, we're entering 2015 with healthy bookings and good momentum with our new product initiatives. And we are encouraged by the rebound in our video processing products across all geographic region. In the fourth quarter, Broadcast and Video revenue declined 14%, off of our significantly improved third quarter results, reflecting continued weakness in Western Europe. Nevertheless, the momentum we experienced with several of the world's leading media companies in North America during the third quarter extended into the fourth quarter. We exit the year with good momentum for our Production and Playout products.

Finally, from a geographic perspective, revenue from the Americas was up 1% versus the third quarter, as improved video revenue, led again by many of the worldwide's largest Pay-TV customers, offset the decline in our Cable Edge products. While EMEA remained challenging with revenues down 3% sequentially, our service provider vertical hereto performed well in the quarter, as several Tier 1 carriers began to more aggressively embrace our new strategic product initiatives. Importantly, we exit the quarter with slightly better bookings in the region and strong customer engagement. Nevertheless, Russia, Africa and the Middle East remain a concern and we continue to be cautious of the softening macroeconomic and geopolitical climate in the broader EMEA region.

The APAC region declined 1%, as softer demand for our Cable Edge products offset strengthening demand for our Video Processing and Product and Playout products. And here too, the extraordinary strength of the US dollar causes us to be more cautious in our outlook, as Patrick outlined in his earlier comments.

There was no 10% customer in the quarter.

Moving now to slide 12, let's review the broader set of revenue trends encompassing the full year. Similar to our discussions with you a quarter ago, there were really three primary trends, which impacted our revenue in 2014, the first of which was positive and the remaining two were negative. First, worldwide demand for Narrowcast edgeQAMs continue to gain momentum. Paired with our strategic initiative to enter the CCAP market and subsequent introduction of our NSG Pro platform, our Cable Edge business was up 38% for the year when compared to 2013. In large part, the strengths drove our service provider revenue, up 4% in 2014.

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The second trend is a decline in our EMEA revenues of 22% in 2014 versus a year ago. This was in part due to a substantial slowdown in the emerging markets regions, where we have driven strong growth in prior years. While APAC and LATAM performed largely as we expected, Russia, the Middle East, and Africa were challenged. Each of these regions faced softening macroeconomic environments and heightening geopolitical concerns as the year progressed. As a result, our revenue was down 30% in 2014 from 2013 in these geographies. While we anticipate these conditions to persist, we also continue to believe that at this point, we are skipping along the bottom in these regions with respect to bookings and remain firmly engaged with our customers.

Nevertheless, the EMEA revenue decline contributed significantly to the 19% decline in our Video product revenue in 2014, when measured against
2013. Within our Video business, revenue from our Video Processing products declined nearly twice the rate of our Production and Playout products. Pockets of Western Europe, also impacted by the softening macroeconomic conditions, further contributed to the EMEA decline. This principally impacted demand trends from our broadcast and media vertical, which declined 21%, off of a record-high in 2013. While the year is certainly challenging, we are encouraged by the momentum we've established in our broadcast and media vertical, as evidenced by the sharp increase in bookings in the fourth quarter.

The last factor impacting our revenue is the spending pause ahead of the industry's move to Ultra HD and HEVC compression; and this is undoubtedly compounded by our customers' transition to next-generation video processing architectures, corresponding with the launch of our software-based VOS Platform in April of this year. Here, we saw both new and existing media and service provider customers delay projects to rethink their video processing architecture on a global scale, further aggravating the 2014 decline in our Broadcast and Media revenue, while largely offsetting the success we experienced with our Cable and Edge products, and our service provider vertical. The last two factors were the principal cause of our revenue decline in our video business and the lower-than-expected operating margin for that business.

Now, moving on to slide 13, we continue to drive a healthy balance sheet. We ended the quarter with a cash balance of $104.9 million, up $7.7 million from the prior quarter, reflecting $19.8 million of cash generated from operations, a $3 million investment in Encoding.com, leveraging the thought leadership in cloud and managed services, and $6.7 million used to repurchase shares, which I'll discuss with you more in detail momentarily.

Our receivable balance was $74.1 million and our DSOs were 62 days, down from last quarter's 64 days. Inventory was $32.7 million, up slightly from the prior quarter. As a result, our inventory turns were 6.1 times in Q4 compared to 6.2 times in the third quarter.

Now, moving to slide 14, I'll update you on our share repurchase activity. In the quarter, we repurchased 1 million shares. This brings our total shares repurchased from the second quarter of 2012 when the stock repurchase program commenced to 37.3 million shares for a total of $231.3 million, representing an average price of $6.20. At the end of Q4, we had $68.7 million available from our Board-optimized program for continuing repurchases.

Significantly, we've returned over 140% of our cash from operations to shareholders in the form of stock repurchases since the second quarter of
2012, leaving our shares outstanding at the end of the fourth quarter to $87.7 million, a 32% reduction over that same time frame.

Now, let's turn to our outlook on slide 15. We believe similar trends impacting revenue in the fourth will likely continue into Q1. While demand in some geographies remained sluggish due to choppy macroeconomic conditions, our customers are more broadly adopting next-generation video processing networks. Sales cycles encompassing our new product initiatives have started to accelerate and we're entering the year with a strong backlog and deferred revenue. We therefore expect our revenue to be in the range of $100 million to $110 million.

Non-GAAP gross margin in the first quarter is expected to be in the range of 52.5% to 53.5%, due to a slightly stronger expected mix of Cable Edge revenue. For the first quarter of this year, we have targeted our non-GAAP operating expenses to be within the range of $50.5 million to $51.5 million. I would like to remind you the first quarter is a seasonally high quarter for operating expenses with payroll taxes increasing over $1.5 million from Q4. We anticipate our non-GAAP tax rate for the first quarter to be 21%, subject to our domestic versus international split.

Looking beyond the first quarter, we want to provide you with an update on how to think about our business for the balance of the year. While we ended the year with encouraging backlog and order growth across our blended business, we're mindful of the softening macroeconomic conditions

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in pockets of EMEA and APAC regions. As a result, we're expecting low-single-digit revenue growth in 2015, with a view of our video products returning to modest single-digit revenue growth, aided by our Cable Edge products achieving a mid-to-high single-digit revenue growth in 2015.

From a gross margin perspective, the NSG Pro margin has improved since we began shipping the product in late fourth quarter of 2013. Given a full year at our target gross margin and as we deliver more of our value in software, while making continuous improvements to our supply chain and manufacturing processes, we anticipate further gross margin expansion to 53% or better for the full year of 2015.

We expect, with respect to operating expenses, we have balanced the needs of our business with market opportunity and anticipate a $10 million to $15 million reduction for the full year of 2015, when compared to operating expenses in 2014. While we basis the outlook on single-digit revenue growth for the year, we're committed to achieving significant operating margin improvements in 2015 and we'll manage our business accordingly as the year progresses, with the objective of exiting the year with operating expenses in the 41% to 42% of revenue range.

Finally, we anticipate our non-GAAP tax rate for the full year to be 21%, again subject to our domestic versus international split. We believe this framework will provide meaningful year-over-year earnings growth through 2015 and beyond.

Before turning the call back to Patrick, let's turn to slide 16. Consistent with our announcement at Analyst and Investor Day in May of last year, we will be moving to segment reporting. It's our intent that by doing so, we will be giving all of you a more detailed view of development metrics in our business. We will include segment disclosures starting in our 2014 10-K, including reconciliations to the reported earnings. Starting in Q1, we will include segment information in our quarterly earnings release. As such, we will report revenue and operating margins for our Video and Cable Edge business, respectively since these segments will include services we will no longer be breaking services out separately.

In addition, as we've done for the prior three quarters, we'll provide more detailed geographic breakout by moving from a US, international breakout to one which categorizes the Americas, EMEA, and APAC regions independently. We'll also continue to report two customer verticals; service provider, and broadcast and media.

With that, I'll turn the call back over to Patrick for his closing.

Patrick Harshman - Harmonic Inc. - President and CEO
Thanks, Carolyn. In summary, 2014 was a year of both significant progress on transformational initiatives and significant marketplace challenges. In our video business, we delivered a powerful message to the market with the release of our VOS platform and vision. [With the extending] video compression technology advances, we finished the year with a string of high-profile strategic wins. As the market paused in anticipation of 4K Ultra HD and to evaluate a transition to virtualized video processing, we pressed forward investing and developing powerful new intellectual property, products, customer relationships and strategic partnerships.

Similarly, in our Cable Edge business, we drove the continued deployment of our NSG Pro platform. We accelerated the release of and received orders for our first DOCSIS CMTS, our NSG Exo distributed CCAP product. And we refocused our mid-term CCAP strategy on the even bigger opportunity associated with DOCSIS 3.1.

Nonetheless, 2014 was also characterized by challenging market conditions in several international geographies and we see some of these challenges spilling into 2015. While we can't control the macroeconomic environment around us, we can drive focused innovations, productive customer engagements, and optimized cost structure; that's exactly what we've done and we'll continue to do.

We're carrying more backlog into 2015 than we did a year ago and internally, we're laser focused on driving significant earnings growth and cash generation in 2015 and beyond.

So with that, let me say thank you for your continued interest and support. And let's open the call for questions.

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QUESTIONS AND ANSWERS
Operator
Thank you. We will now begin the question-and-answer session. (Operator Instructions). James Kisner, Jefferies LLC.

Unidentified Participant
Hi. Yes. This is actually (inaudible) for James Kisner. And we had a question about Title II Legislation and whether you see it affecting your customers' spending in any way? If it is actually the discussion of it. And if it's actually enabled how it may affect customer spending, how do you see that? Thank you.

Patrick Harshman - Harmonic Inc. - President and CEO
Well, I don't think we've got a unique view here. I think we and most of the industry share the perspectives that the Title II is a long way to go and that it has the potential to negatively impact investment in the industry. That being said, we think there's a lot of consensus around that and we are optimistic that we won't see that come to fruition. We are waiting along with the rest of the industry to see how this progresses.

Unidentified Participant
Okay. And regarding the technology transition pause you were talking about the Ultra HD in 4K, so do you have any visibility into it, how long it may go on and do we see them improving in 2015 or customers accelerating their spending?

Patrick Harshman - Harmonic Inc. - President and CEO
Certainly around 4K Ultra HD, we are encouraged and see positive signs; and I think that the CES show was a great example or a great indication of building momentum in the industry. And so, as I said a couple of moments ago, we see an increasing rate of trials and tests and some early smaller-scale deployments in the first half of the year; and although our guidance that Carolyn had talked about doesn't contemplate yet a rapid ramp, we see an after-ramp in the back half of the year as a significant upside. And we'll just have to be watching it closely over the next several months to see how it plays out.

Unidentified Participant
Okay, thank you very much.

Patrick Harshman - Harmonic Inc. - President and CEO
(multiple speakers) add anything.

Peter Alexander - Harmonic Inc. - SVP and CMO
Sure. This is Peter Alexander. So the other thing that we started to see is Pay-TV operators and broadcasters actually start to outline when they'll begin persistent Ultra HD services, some as early as the second half of this year and many going into next year. So that's a more concrete sign that we'll see that transition starting to happen later this year.

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Unidentified Participant
Okay, thank you very much.

Operator
Tim Quillin.

Tim Quillin - Stephens Research - Analyst
Hey, good afternoon. I just want to dig in a little bit about the pickup in demand that you saw from service providers on the video side. Is that catch-up from relatively slow spend earlier in the year or are you seeing encoding upgrades that might look like preparation for 4K or what exactly are the products that those service providers are buying and why?

Patrick Harshman - Harmonic Inc. - President and CEO
Thanks for the question, Tim. There may be a little bit of catch-up in there and we did see some projects delayed out of the second and third quarter. But we also saw a growing trend towards just operators availing themselves of the latest compression efficiencies. Even before Ultra HD, the 4K, we've been pushing the envelope on really significantly enhanced compression in both MPEG-2 and AVC MPEG-4. And I guess to your point, in preparation for clearing out more bandwidth for Ultra HD as well as just making more bandwidth for additional content, we saw both of those as being drivers of the investments from the service providers in the fourth quarter.

Tim Quillin - Stephens Research - Analyst
Good. And then, in terms of the Cable Edge business, you mentioned that you thought there will be a greater mix of Cable Edge in the first quarter. What's the anticipated seasonality when you think about mid-to-high single-digit growth there on the Cable Edge? You had maybe some pretty strong revenue in the front half of 2014. Does the growth look a little bit more back-end weighted, at least year-over-year this year?

Patrick Harshman - Harmonic Inc. - President and CEO
Tim, although it was a down or a slightly decreased revenue quarter, it was actually a pretty good order quarter for the Cable Edge and that tells us that we will have at least a reasonable beginning into the year in the Cable Edge space. That being said that we are excited about the new Exo product and two-way CMTS win that I described there. And that's something that we expect to pick up steam over the course of the year. So, I think about, I think you think about too, two kind of overlay dynamics. One, there is a certain cyclicality to the investment in the traditional downstream QAM. Do see pretty good demand trends carrying forward, but that's overlaid with what we hope will be growing NSG Exo CMTS revenue over the course of the year.

Tim Quillin - Stephens Research - Analyst
Okay. And then, just one last question, I'll step back in the queue. But, you mentioned developments and putting some developments into getting ready for DOCSIS 3.1 which hopefully will be late 2015, maybe 2016 is more realistic. But what's left to do right now in terms of preparation for you all?

Patrick Harshman - Harmonic Inc. - President and CEO
Well, our big plus up until now has been around DOCSIS 3.0 and that's the basis of the product that we announced and we received our first orders for in the fourth quarter. Well, not only dramatic, 3.1 involves blue silicon and it's a fairly substantial incremental development program. So for that

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reason, we don't expect much 3.1 revenue in the year. We think it's going to be moslty a development year and a customer evaluation and trial and approval on the 3.1 side and that form a revenue perspective, it's going to be a 3.0 story in 2015.

Tim Quillin - Stephens Research - Analyst
Okay, thank you.

Patrick Harshman - Harmonic Inc. - President and CEO
Well, thank you.

Operator
Brian Coyne.

Brian Coyne - National Alliance Securities, LLC - Analyst
Hey, good afternoon. Thanks for taking my questions. Got a couple for either Patrick or Peter and then a follow-up for Carolyn. First, I'm wondering if you guys could talk a little bit about the loss/wins, especially in North America that you mentioned. I know it's hard to compare apples-to-apples, but I'm wondering if you could speak a little bit to perhaps order size and margins for these deals, versus what you might traditionally expect to sell on sort of a hardware/software solutions basis.

And then, second question along those lines, a little bit more on the Cable Edge side, I'm wondering if you can speak to your success and the traction on both NSG Pro and Exo for DOCSIS applications, and sort of if you see your orders and the progress that you're making there really as reflecting sort of upgrade of existing footprint or do you feel like you're gaining share against other sort of incumbents, perhaps more from the traditional CMTS side?

Peter Alexander - Harmonic Inc. - SVP and CMO
So, Brian, this is Peter. Let me start with the question on VOS as opposed to [VOD].

Brian Coyne - National Alliance Securities, LLC - Analyst
[Part of that].

Peter Alexander - Harmonic Inc. - SVP and CMO
And the nature of the deals we've seen so far. So in many respects, the VOS wins so far have been very much like our historical business in that the customers initially for adoption have wanted us to package the servers and do all the work in integrating them into the server -- integrating VOS into the service so that they end up in more like an appliance transaction with us and they don't necessarily have to take on some of the skills around managing the servers to begin with. So very much the nature of the deals and the margins associated with them are quite similar to what we've seen historically. We don't believe that will be sustained over time, but that does actually help us drive adoption to those that aren't necessarily immediately wanting to go to a datacenter architecture.

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Brian Coyne - National Alliance Securities, LLC - Analyst
That's great. And then, on progress on NSG for DOCSIS.

Patrick Harshman - Harmonic Inc. - President and CEO
Yes. So Brian, the NSG Pro, the success to date that I mentioned and orders received over $45 million, that is all around downstream QAM applications, roughly evenly divided between traditional cable VOD and modular CMTS applications. And in both cases, we see good demand trends. If you've seen the new user interfaces, cable is finally catching up with some of the Internet competitors. I think it's clearly driving. It's more than I think. We've seen good data. It's driving higher take rates of VOD. So, we see just more traffic, more transacation that's driving more need for more downstream QAM bandwidth. And an analogous thing is happening on the high-speed data side. Again, with over-the-top video really being the driver of more access bandwidth there.

As I highlighted in my comments, so one of the exciting things that happened over the quarter is, for the first time, we've seen not just in the lab but actually in deployment, we're now seeing -- we've got a couple of customers who are using a common NSG Pro platform to channel both modular CMTS traffic and the traditional MPEG video. And this really is the convergence envisioned by the CCAP spec.

So from my perspective, we continue to take very significant steps forward. We're getting a broad footprint of the NSG Pro Platform and now, we have it being used in a downstream converged capacity. We demonstrated at the Cable Show late last year our working two-way functionality in DOCSIS 3.0. And I've articulated here our real focus on getting to 3.1. And we really think 3.1 is going to be the point of entry and a larger opportunity to convert this large, frankly widely populated base of NSG Pro platforms to two-way DOCSIS 3.1 engines.

In parallel with all of that, we've entered the Distributed CCAP space. And there, as I mentioned, we're very excited to have taken our first orders. And with the NSG, Exo starting to get in the field, not only do we see an opportunity for incremental edge revenue, but really are going to start [turning our stripes], our credibility, our experience deploying real DOCSIS systems. And so we're going to go in and start interacting with our customers, not only with fantastic technology and a fantastic road map, with a services organization, a testing environment that has really been proved out in the context of deployed DOCSIS services.

So, certainly, in this case, Rome isn't -- hasn't been and it will not be built in a day, but I hope you see that we're making steady, significant steps in terms of really being a credible player in this business and really poised for significant growth.

Brian Coyne - National Alliance Securities, LLC - Analyst
That's very helpful. Is there a significant ASP or margin differential between the Pro and the Exo?

Patrick Harshman - Harmonic Inc. - President and CEO
No, not really.

Brian Coyne - National Alliance Securities, LLC - Analyst
You fully deployed I guess formats?

Patrick Harshman - Harmonic Inc. - President and CEO
It's still early days for the Exo, but no, our view right now is not materially.

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Brian Coyne - National Alliance Securities, LLC - Analyst
Got it, okay. And then, just very quickly, for Carolyn, I know you'd mentioned you had a little bit more than $68 million still available under repurchase authorization. With the shares sort of 7-ish or something like that, relative to your average price over the last [that would mean] 37 and change million shares being close to 6.20, does that change sort of your view on how aggressive you might want to be with the repurchase or how do you think about that? Thanks so much.

Carolyn Aver - Harmonic Inc. - CFO
Sure. Well, I certainly don't think we'll be as aggressive as we've been in some of the prior quarters where we repurchase several million shares in a quarter given, both to some extent the stock price and our cash balances at this point. I think our goal is certainly to continue to repurchase. I think you could expect we'll probably do more of that at lower prices and somewhat less at higher prices, but with a goal that kind of averages out over the years. So we'll be active, but certainly, I think for the year at a lower rate than we were last year, and with some price sensitivity rolled into that.

Brian Coyne - National Alliance Securities, LLC - Analyst
Understood. Great. Thanks, again, guys.

Patrick Harshman - Harmonic Inc. - President and CEO
Thank you, Brian.

Operator
Simon Leopold.

Victor Chiu - Raymond James - Analyst
Hi, guys. This is Victor Chiu in for Simon. You highlighted the transition to software-based encoding solutions for a few quarters now. I think most of us agree that that's a necessary strategy to position yourself to capitalize on this trend. But what are some of the impediments that are preventing this mapping more quickly, I guess? And basically, I'm asking kind of what's making carriers more resistant to the transition and what is preventing them from transitioning more quickly than you like?

Patrick Harshman - Harmonic Inc. - President and CEO
No, I wouldn't say, Victor, that it's resistance as much as it's just new. And so we've seen, as we said, [a long-dated] decision, making cycles. Particularly for live video, the carriers -- I mean, think about the Super Bowl coming up this weekend, it's carrying billions of dollars and people want to make sure that the infrastructure they put in place is rock-solid.

And as you and I both know, sometimes, from our own personal computer experience, there is a concern about Intel or Windows, what we're doing is absolutely not Windows. But, you can kind of understand, as people come to this technology afresh, they want to really understand it and make sure that it's up to the reliability standards of the industry and I want to assure you that we're absolutely certain. And in fact, the tier one wins that we talked about in the fourth quarter is really a testament to the fact that leading operators are really coming around. So, I would say realiablity and robustness, relative to historic live television or broadcasting industry technology is one question that's being addressed.

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Second, as mentioned a moment ago by Peter, is really the whole question of the best way to deploy it. Do you buy that from us bundled on a server as an appliance or in fact, do you go even further and to take more of data center model, which can actually yield even greater operational efficiencies but requires our customers to bring to fore a different set of skills, around virtualization, really IT skills, which historically for many of our customers have not really been merged with the traditional television video management. So it's a new environment and it's just taking, I think a little bit of time for everyone to understand it, figure it out, decide how to go forward through the [discomfort] going forward.

That being said, it's going well. I think everybody gets it intelluctually. Most of our customers are reaping these benefits on the IT side of the house already. And as I mentioned, for us, it's not just a story of kind of the same-old, same-old except for the software, whereas part of this delivering dramatically improved video compression efficiencies and some real dramatic innovations in terms of kind of horizontal function collapse, that opened up new avenues to service creation, agility, et cetera. And that's I think also unlocking or stimulating a lot of creative thinking on the part of our customers. So from my perspective, it is a little bit slower, but it's all good. And we see the wheel starting to turn a little bit faster here as we head into the beginning of 2015.

Victor Chiu - Raymond James - Analyst
So, I guess to what degree can we think about the growth, I guess as replacement versus an incremental opportunity for customers that see the opening the market to a new set of customers and having this as incremental growth I guess rather than just kind of a replacement, I guess?

Patrick Harshman - Harmonic Inc. - President and CEO
With I would say existing media and broadcast and service provider customers, I think it's more than a replacement, but I guess at a high level, it is replacement. And by bringing better technology to the market, we expect to gain better share. We don't think this technology in and of itself is going to drive our large customers to have more content to more channels, but it is going to allow them to be more agile a bit more quickly or hopefully more innovative, and drive better business returns.

That being said, there isn't a newer class of over-the-top streaming customers that we highlighted one important deal or 4K streaming over the top, not a longstanding customer of ours. And I would say these newer players are more inherently biased towards the data center kind of operational model. So this technology certainly positions us quite strongly with the, I'd say the orientation of the mindset of new media players. And certainly, new media players do represent an expansion of the market opportunity for us.

Victor Chiu - Raymond James - Analyst
Okay, great. Just really quickly, I just wanted to get a little more color on your long-term outlook. You're forecasting single-digit growth roughly for 2015, can you just maybe help us understand a little bit of the moving parts contribute to the growth? I guess, which segments are you most optimistic about for 2015, which areas do you think could be a little more challenging?

Carolyn Aver - Harmonic Inc. - CFO
Sure. We expect certainly the Cable Edge side of the business to continue to grow and I think I said in my comments, mid-to-high single-digits. And then, we expect for right now the video business to grow low-single digits. I think the reality is, for both of those businesses, we have a view that they'll grow faster than that. But we have overlaid over that, the sort of macroeconomic conditions that we're seeing right now in Europe but with currency around the world. So we think the possibility for higher growth rates in both of those businesses are there; and for different reasons, we'll accelerate as we get through 2015 and into 2016, but we have a somewhat subdued view right now given everything we're seeing from a macroeconomic perspective.

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Victor Chiu - Raymond James - Analyst
Does the cable operator consolidation have any impact on results? You said something that might cause a pause for you guys perhaps in the near term or is that not as relevant to your particular piece of the budget [for them]?

Patrick Harshman - Harmonic Inc. - President and CEO
We've not seen any impact to date and including in Q4. Our current guidance does not contemplate any significant impacts; it's certainly possible though, but right now, we're not expecting that. I mean, the things we do by and larger are responding to pressing needs of our cable customers. And so at this point, we're not expecting any substantial or significant disruption.

Victor Chiu - Raymond James - Analyst
Okay, great. Thank you.

Carolyn Aver - Harmonic Inc. - CFO
Thanks.

Patrick Harshman - Harmonic Inc. - President and CEO
Thank you.

Operator
We have no further questions. I'd like to turn it over to Patrick for closing remarks.

Patrick Harshman - Harmonic Inc. - President and CEO
Okay. Well, thank you, everybody, again for joining us. I'd simply like to close by again highlighting the positive momentum that we've established heading into this year. The fact that key customers are telling me they want to do business with our Company. We're strategically aligned with our customers, competitively advantaged with innovative new technologies and committed to driving strong earnings growth throughout the year. So thanks again, everyone, for being with us on the call and we look forward to keeping you updated on our continuing progress. Good day.

Operator
Thank you. Ladies and gentlemen, this concludes today's conference. Thank you for participating. You may now disconnect.

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